Exhibit P
SUBSCRIPTION AGREEMENT
     WHEREAS, there has been organized under the laws of the State of Delaware, a statutory trust known as the Global Real Estate Investments Fund (the “Trust”).
     WHEREAS, the Trust has been organized for the purposes of engaging in any lawful act or activity for which statutory trusts may be organized under the Delaware Statutory Trust Act.
     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest, no par value per share (the “Common Shares”).
     WHEREAS, Myron & June Winkler desires to subscribe for and agrees to purchase the number of Common Shares set forth opposite their name at an initial subscription price of $18.55 per Common Share for the dollar amounts set opposite their name below.
     NOW, THEREFORE, as of the date hereof, the undersigned hereby subscribes for and agrees to purchase the number of shares of Common Shares opposite their name at an initial subscription price of $18.55 per share and agrees to pay the dollar amount set opposite their name therefor.

Name of Subscriber	Number of Common Shares	Dollar Amount
Myron & June Winkler	5,390.8356	$100,000.00
     The subscription hereunder shall be payable at such time or times as the Board of Trustees of the Trust may determine, and the shares of stock subscribed for hereunder shall be issued at the time payment is received therefor.
     Dated as of the            day of                , 2009.

SUBSCRIBERS:

Name: Myron Winkler

Name: June Winkler

Accepted as of
                    , 2009

GLOBAL REAL ESTATE INVESTMENTS FUND

By:

Name:

Title:

CROSS RECEIPT
     Pursuant to that certain Subscription Agreement (the “Subscription Agreement”), dated as of                                         , 2009, between the Global Real Estate Investments Fund (the “Trust”) and Myron & June Winkler (the “Subscriber”), the Subscriber hereby acknowledges receipt from the Trust of 5,390.8356 common shares of beneficial interest of the Trust (the “Common Shares”).
Dated as of                     , 2009

SUBSCRIBER:

Name: Myron Winkler

Name: June Winkler
     Pursuant to the Subscription Agreement, the Trust hereby acknowledges receipt from the Subscriber of a wire in the amount indicated below as payment for the Common Shares issued therefor as indicated below. The Common Shares shall be deemed to have been issued to the Subscriber on the date on which payment therefor was made to the Trust.

Date of Payment	$ Received	No. of Common Shares Issued
September 22, 2009	$100,000.00	5,390.8356
Dated as of                                         , 2009

Global Real Estate Investments Fund
By:
	Name:	Randy S. Lewis
	Title:	Secretary / Treasurer